Exhibit 10.1

Nuts and Bolts International, Inc.
100 Europa Drive, Suite 455
Chapel Hill, NC 27517

September 10, 2014

Memo to File:

Re: To memorialize the Mike Hillerbrand verbal employment agreement with Nuts and Bolts International, Inc.

Nuts and Bolts International, Inc. will pay to Mike Hillerbrand, president of the company, a salary of $1,500 a month to cover expenses associated with his work on behalf of the company. There will on occasion be other incidental expenses that may be paid as well. This agreement goes into effect on January 31, 2014. This agreement can be canceled at any time with no notice required on the part of Mr. Hillerbrand or the company.

/s/ Mike Hillerbrand                          9.10.14

Mike Hillerbrand, President            Date

/s/ Elizabeth Floyd                            9.10.14

Elizabeth Floyd, Secretary                Date